Exhibit 12.2

Public Service Company of Oklahoma
Consolidated Ratio of Earnings to Fixed Charges
For Years Ended December 31

                         1995       1994       1993      1992       1991
                                 (thousands, except ratios)

Operating income       $111,769    $98,258    $72,156   $78,096    $86,796
Adjustments:
   Income taxes          37,490     27,954     13,554      (835)    18,321
   Provision for
     deferred income
     taxes                2,704      7,779      9,537    21,157     10,133
   Deferred investment
     tax credits         (2,789)    (2,789)    (2,838)   (2,711)    (2,925)
   Other income
     and deductions       2,274        933        531      (940)    (1,667)
   Allowance for
     borrowed and equity
     funds used during
     construction         3,734      2,513      1,948       740      1,931
   Interest portion of
     financing leases        --         --         17        37         34
     Earnings          $155,182   $134,648    $94,905   $95,544   $112,623


Fixed charges:
 Interest on long-
   term debt            $29,594    $29,594    $31,410   $30,688    $30,545
 Interest on short-
   term debt and other    6,355      3,844      2,729     1,646      3,286
 Interest portion of
   financing leases          --         --         17        37         34
    Fixed charges       $35,949    $33,438    $34,156   $32,371    $33,865


Ratio of earnings to
  fixed charges            4.32       4.03       2.78      2.95       3.33